As Filed with the U.S. Securities and Exchange Commission on OCTOBER 9, 2026

File Nos. 333-180870 and 811-22698

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 502	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 505	☒

KRANESHARES TRUST

(Exact Name of Registrant as Specified in Charter)

280 Park Avenue, 32nd Floor

New York, New York 10017

(Address of Principal Executive Offices, Zip Code)

(212) 933-0393

(Registrant’s Telephone Number, including Area Code)

Jonathan Krane

Krane Funds Advisors, LLC

280 Park Avenue, 32nd Floor

New York, NY 10017

(Name and Address of Agent for Service)

Copy to:

Stacy L. Fuller
Willkie Farr & Gallagher LLP
1875 K Street, N.W.

Washington, D.C. 20006-1238

Approximate date of Proposed Public Offering: It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

This Post-Effective Amendment No. 502 to the Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698) is being filed pursuant to Rule 462(d) under the Securities Act, solely for the purpose of filing additional exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 502 consists only of a facing page, this explanatory note, Part C of the Registration Statement on Form N-1A, the Exhibit Index, and the exhibits to the Registration Statement listed thereon. This Post-Effective Amendment No. 502 does not change the form of any prospectus or Statement of Additional Information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 502 shall become effective upon filing with the SEC.

This Post-Effective Amendment No. 502 incorporates by reference the information contained in Parts A and B of Post-Effective Amendment No. 501 to the Registration Statement, which was filed on September 21, 2026.

PART C – OTHER INFORMATION

Item 28.	Exhibits

(a)(1)	Certificate of Trust, as filed with the state of Delaware on February 3, 2012, for KraneShares Trust (the “Registrant” or the “Trust”) is incorporated herein by reference to Exhibit (a)(1) to the Registrant’s initial Registration Statement on Form N-1A as filed with the U.S. Securities and Exchange Commission (the “SEC”) via EDGAR Accession No. 0001193125-12-173444 on April 20, 2012.

(a)(2)	Registrant’s Amended and Restated Declaration of Trust, dated June 7, 2017, is incorporated herein by reference to Exhibit (a)(2) of Post-Effective Amendment No. 145 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001144204-17-033078 on June 19, 2017.

(b)	Registrant’s Amended and Restated By-Laws, dated May 23, 2024, are incorporated herein by reference to Exhibit (b) of Post-Effective Amendment No. 383 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-24-004932 on July 24, 2024.

(c)	Not applicable.

(d)(1)	Form of Investment Advisory Agreement between the Registrant and Krane Funds Advisors, LLC, is incorporated herein by reference to Exhibit (d)(1) of Post-Effective Amendment No. 493 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-007202 on July 2, 2026.

(d)(2)	Schedules A and B to the Investment Advisory Agreement between the Registrant and Krane Funds Advisors, LLC, filed herewith.

(d)(3)	Form of Interim Investment Advisory Agreement between the Registrant and Krane Funds Advisors, LLC, is incorporated herein by reference to Exhibit (d)(3) of Post-Effective Amendment No. 493 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), filed with the SEC via EDGAR Accession No. 0001829126-26-007202 on July 2, 2026.

(d)(4)	Schedules A and B to the Interim Investment Advisory Agreement between the Registrant and Krane Funds Advisors, LLC, filed herewith.

(d)(5)	Form of Interim Investment Advisory Agreement between the Registrant and Krane Funds Advisors, LLC, with respect to Quadratic Interest Rate Volatility and Inflation Hedge ETF and Quadratic Deflation ETF, is incorporated herein by reference to Exhibit (d)(4) of Post-Effective Amendment No. 493 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-007202 on July 2, 2026.

(d)(6)	Form of Sub-Advisory Agreement between Krane Funds Advisors, LLC, and Bosera Asset Management (International) Co., Ltd., is incorporated herein by reference to Exhibit (d)(5) of Post-Effective Amendment No. 501 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), filed with the SEC via EDGAR Accession No. 0001829126-26-010290, on September 21, 2026.

(d)(7)	Form of Interim Sub-Advisory Agreement between Krane Funds Advisors, LLC, and Quadratic Capital Management LLC, is incorporated herein by reference to Exhibit (d)(6) of Post-Effective Amendment No. 493 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-007202 on July 2, 2026.

(d)(8)	Form of Sub-Advisory Agreement between Krane Funds Advisors, LLC, and Climate Finance Partners LLC, is incorporated herein by reference to Exhibit (d)(7) of Post-Effective Amendment No. 501 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), filed with the SEC via EDGAR Accession No. 0001829126-26-010290, on September 21, 2026.

(d)(9)	Form of Sub-Advisory Agreement between Krane Funds Advisors, LLC, and Mount Lucas Index Advisers LLC, is incorporated herein by reference to Exhibit (d)(8) of Post-Effective Amendment No. 501 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), filed with the SEC via EDGAR Accession No. 0001829126-26-010290, on September 21, 2026.

(d)(10)	Schedules A and B to the Sub-Advisory Agreement between Krane Funds Advisors, LLC, and Mount Lucas Index Advisers LLC, filed herewith.

(d)(11)

Form of Interim Sub-Advisory Agreement between Krane Funds Advisors, LLC, and Amova Asset Management Americas Inc. (formerly known as Nikko Asset Management Americas Inc.), is incorporated herein by reference to Exhibit (d)(10) of Post-Effective Amendment No. 493 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-007202 on July 2, 2026.

(d)(12)	Form of Sub-Advisory Agreement between Krane Funds Advisors, LLC, and Worldline Capital Pte. Ltd., is incorporated herein by reference to Exhibit (d)(10) of Post-Effective Amendment No. 501 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), filed with the SEC via EDGAR Accession No. 0001829126-26-010290, on September 21, 2026.

(d)(13)	Form of Sub-Advisory Agreement between Krane Funds Advisors, LLC, and Numeric Investors LLC, is incorporated herein by reference to Exhibit (d)(12) of Post-Effective Amendment No. 493 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-007202 on July 2, 2026.

(d)(14)	Form of Sub-Advisory Agreement between Krane Funds Advisors, LLC, and Wahed Invest LLC, is incorporated herein by reference to Exhibit (d)(12) of Post-Effective Amendment No. 501 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), filed with the SEC via EDGAR Accession No. 0001829126-26-010290, on September 21, 2026.

(d)(15)	Form of Sub-Advisory Agreement between Krane Funds Advisors, LLC, and Dragon Capital Management (HK) Limited, is incorporated herein by reference to Exhibit (d)(14) of Post-Effective Amendment No. 493 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-007202 on July 2, 2026.

(d)(16)	Form of Sub-Advisory Agreement between Krane Funds Advisors, LLC, and Hedgeye Asset Management, LLC, is incorporated herein by reference to Exhibit (d)(14) of Post-Effective Amendment No. 501 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), filed with the SEC via EDGAR Accession No. 0001829126-26-010290, on September 21, 2026.

(d)(17)	Form of Investment Advisory Agreement between KFA MLM Index, Krane Fund Advisors, LLC, KraneShares California Carbon Subsidiary, Ltd., and KFA Global Carbon Subsidiary, Ltd., is incorporated herein by reference to Exhibit (d)(15) of Post-Effective Amendment No. 501 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), filed with the SEC via EDGAR Accession No. 0001829126-26-010290, on September 21, 2026.

(d)(18)	Schedules A and B to the Investment Advisory Agreement between Krane Fund Advisors LLC and KFA MLM Index, KraneShares California Carbon Subsidiary, Ltd. and KFA Global Carbon Subsidiary, Ltd., filed herewith.

(d)(19)	Form of Sub-Advisory Agreement between KFA MLM Index, Krane Fund Advisors LLC and Mount Lucas Index Advisers, LLC, is incorporated herein by reference to Exhibit (d)(16) of Post-Effective Amendment No. 501 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), filed with the SEC via EDGAR Accession No. 0001829126-26-010290, on September 21, 2026.

(d)(20)	Schedule A to the Sub-Advisory Agreement between KFA MLM Index, Krane Fund Advisors LLC and Mount Lucas Index Advisers, LLC, filed herewith.

(e)(1)	Amended and Restated Distribution Agreement between the Registrant and SEI Investments Distribution Co., is incorporated herein by reference to Exhibit (e)(1) of Post-Effective Amendment No. 63 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001144204-14-046850 on August 4, 2014.

(e)(2)	Schedule A to the Amended and Restated Distribution Agreement between Registrant and SEI Investments Distribution Co., filed herewith.

(e)(3)	Amendment No. 1 to Amended and Restated Distribution Agreement between the Registrant and SEI Investments Distribution Co. is incorporated herein by reference to Exhibit (e)(3) of Post-Effective Amendment No. 243 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001615774-20-007826 on June 30, 2020.

(e)(4)	Form of Authorized Participant Agreement is incorporated herein by reference to Exhibit (e)(2) of Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001144204-13-003143 on January 18, 2013.

(f)	Not applicable.

(g)(1)	Custodian and Transfer Agent Agreement between the Registrant and Brown Brothers Harriman & Co. is incorporated herein by reference to Exhibit (g) of Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001144204-13-003143 on January 18, 2013.

(h)(1)	Amended and Restated Administration Agreement between the Registrant and SEI Global Fund Services is incorporated herein by reference to Exhibit (h)(1) of Post-Effective Amendment No. 63 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001144204-14-046850 on August 4, 2014.

(h)(2)	Schedule I to the Amended and Restated Administration Agreement between the Registrant and SEI Global Fund Services, filed herewith.

(h)(3)	Compliance Services Agreement between the Registrant and Quain Compliance Consulting, LLC, is incorporated herein by reference to Exhibit (h)(5) of Post-Effective Amendment No. 99 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001144204-15-044651 on July 28, 2015.

(h)(4)	Sublicense Agreement between the Registrant and Krane Funds Advisors, LLC, is incorporated herein by reference to Exhibit (h)(11) of Post-Effective Amendment No. 149 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001144204-17-038833 on July 28, 2017.

(h)(5)	Schedule I to the Sublicense Agreement between the Registrant and Krane Funds Advisors, LLC, filed herewith.

(h)(6)	Securities Lending Agency Agreement between the Registrant and Brown Brothers Harriman & Co., dated February 1, 2018, is incorporated herein by reference to Exhibit (h)(8) of Post-Effective Amendment No. 162 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001615774-18-007036 on July 30, 2018.

(h)(7)	Assignment and Assumption Agreement between each of the Registrant, Brown Brothers Harriman & Co., and Mitsubishi UFJ Trust and Banking Corporation, dated July 29, 2025, is incorporated herein by reference to Exhibit (h)(7) of Post-Effective Amendment No. 486 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-003692 on April 21, 2026.

(h)(8)	Fee Waiver Agreement between the Registrant and Krane Funds Advisors, LLC, is incorporated herein by reference to Exhibit (h)(8) of Post-Effective Amendment No. 493 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-007202 on July 2, 2026.

(h)(9)	Appendix A to the Fee Waiver Agreement between the Registrant and Krane Funds Advisors, LLC, filed herewith.

(h)(10)	Interim Fee Waiver Agreement between the Registrant and Krane Funds Advisors, LLC, relating to the KraneShares 2x Long BABA Daily ETF, and Quadratic Interest Rate Volatility and Inflation Hedge ETF, is incorporated herein by reference to Exhibit (h)(9) of Post-Effective Amendment No. 493 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-007202 on July 2, 2026.

(i)	Not applicable.

(j)	Not applicable.

(k)	Not applicable.

(l)	Form of Subscription Agreement between the Registrant and Krane Funds Advisors, LLC is incorporated herein by reference to Exhibit (l) of Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001144204-13-003143 on January 18, 2013.

(m)(1)	Distribution Plan, is incorporated by herein by reference to Exhibit (m) of Post-Effective Amendment No. 299 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-22-005727 on March 9, 2022.

(m)(2)	Exhibit A to Distribution Plan, filed herewith.

(n)	Not applicable.

(o)	Not applicable.

(p)(1)	Code of Ethics of the Registrant is incorporated herein by reference to Exhibit (p)(1) of Post-Effective Amendment No. 501 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), filed with the SEC via EDGAR Accession No. 0001829126-26-010290, on September 21, 2026.

(p)(2)	Code of Ethics of Krane Funds Advisors, LLC, is incorporated herein by reference to Exhibit (p)(2) of Post-Effective Amendment No. 487 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-004964 on May 12, 2026.

(p)(3)	Code of Ethics of Bosera Asset Management (International) Co., Ltd., is incorporated herein by reference to Exhibit (p)(3) of Post-Effective Amendment No. 497 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-007982 on July 29, 2026.

(p)(4)	Code of Ethics of Quadratic Capital Management LLC, is incorporated herein by reference to Exhibit (p)(4) of Post-Effective Amendment No. 384 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811- 22698), as filed with the SEC via EDGAR Accession No. 0001829126-24-005055 on July 29, 2024.

(p)(5)	Code of Ethics of Climate Finance Partners LLC, is incorporated herein by reference to Exhibit (p)(5) of Post-Effective Amendment No. 384 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-24-005055 on July 29, 2024.

(p)(6)	Code of Ethics of Mount Lucas Index Advisers LLC, is incorporated herein by reference to Exhibit (p)(6) of Post-Effective Amendment No. 487 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-004964 on May 12, 2026.

(p)(7)	Code of Ethics of Amova Asset Management Americas Inc., is incorporated herein by reference to Exhibit (p)(7) of Post-Effective Amendment No. 487 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-004964 on May 12, 2026.

(p)(8)	Code of Ethics of Numeric Investors LLC, is incorporated herein by reference to Exhibit (p)(9) of Post-Effective Amendment No. 487 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-004964 on May 12, 2026.

(p)(9)	Code of Ethics of Wahed Invest LLC, is incorporated herein by reference to Exhibit (p)(10) of Post-Effective Amendment No. 487 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-004964 on May 12, 2026.

(p)(10)	Code of Ethics of Dragon Capital Management (HK) Limited, is incorporated herein by reference to Exhibit (p)(11) of Post-Effective Amendment No. 466 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-25-008258 on October 20, 2025.

(p)(11)

Code of Ethics of Hedgeye Asset Management, LLC, is incorporated herein by reference to Exhibit (p)(12) of Post-Effective Amendment No. 488 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-005747 on May 28, 2026.

(p)(12)	Code of Ethics of Worldline Capital Pte. Ltd., is incorporated herein by reference to Exhibit (p)(12) of Post-Effective Amendment No. 501 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), filed with the SEC via EDGAR Accession No. 0001829126-26-010290, on September 21, 2026.

(q)(1)	Benchmark Guidelines and Thematic Voting Policy of Glass Lewis, is incorporated herein by reference to Exhibit (q)(1) of Post-Effective Amendment No. 491 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-006796 on June 23, 2026.

(q)(2)	Description of Securities Ratings, is incorporated herein by reference to Exhibit (q)(2) of Post-Effective Amendment No. 491 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-006796 on June 23, 2026.

(q)(3)	Powers of Attorney dated May 19, 2026, for Matthew Stroyman, John Ferguson, and Luis Berruga, are incorporated herein by reference to Exhibit (q) of Post-Effective Amendment No. 488 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-180870 and 811-22698), as filed with the SEC via EDGAR Accession No. 0001829126-26-005747 on May 28, 2026.

Item 29.	Persons Controlled by or under Common Control with the Fund

Not applicable.

Item 30.	Indemnification

A Trustee, when acting in such capacity, shall not be personally liable to any Person, other than the Trust, to the extent provided in Article VII of the Registrant’s Amended and Restated Declaration of Trust, for any act, omission, or obligation of the Trust, of such Trustee, or of any other Trustee. A Trustee shall be liable to the Trust solely for his or her own willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the office of Trustee, and shall not be liable for errors of judgment or mistakes of fact or law. The Trustees shall not be responsible or liable in any event for any neglect or wrong-doing of any officer, agent, employee, Investment Adviser, or Principal Underwriter of the Trust, nor shall any Trustee be responsible for the act or omission of any other Trustee. The Trust shall indemnify each Person who is, or has been, a Trustee, officer, employee or agent of the Trust, any Person who is serving or has served at the Trust’s request as a Trustee, officer, trustee, employee or agent of another organization in which the Trust has any interest as a shareholder, creditor or otherwise to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been such a Trustee, director, officer, employee or agent and against amounts paid or incurred by him in settlement thereof.

Subject to applicable federal law, expenses of preparation and presentation of a defense to any claim, action, suit or proceeding subject to a claim for indemnification under Section 2 of the Registrant’s Amended and Restated Declaration of Trust shall be advanced by the Trust prior to final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification under Section 2.

All persons extending credit to, contracting with or having any claim against the Trust or the Trustees, officers, employees or agents of the Trust shall look only to the assets of the appropriate Series, or, if the Trustees have yet to establish Series, of the Trust for payment under such credit, contract or claim; and neither the Trustees nor the Shareholders, nor any of the Trust’s officers, employees or agents, whether past, present or future, shall be personally liable therefor.

Every note, bond, contract, instrument, certificate or undertaking and every other act or thing whatsoever issued, executed or done by or on behalf of the Trust or Trustees or by any of them in connection with the Trust shall conclusively be deemed to have been executed or done only in or with respect to his or their capacity as Trustee or Trustees, and such Trustee or Trustees shall not be personally liable thereon. At the Trustees’ discretion, any note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or by any officer or officers may give notice that the Certificate of Trust is on file in the Office of the Secretary of State of the State of Delaware and that a limitation on the liability of each Series exists and such note, bond, contract, instrument, certificate or undertaking may, if the Trustees so determine, recite that the same was executed or made on behalf of the Trust or by a Trustee or Trustees in such capacity and not individually or by an officer or officers in such capacity and not individually and that the obligations of such instrument are not binding upon any of them or the Shareholders individually but are binding only on the assets and property of the Trust or a Series thereof, and may contain such further recital as such Person or Persons may deem appropriate. The omission of any such notice or recital shall in no way operate to bind any Trustees, officers or Shareholders individually.

Insofar as indemnification for liability arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.	Business and other Connections of the Investment Adviser

Krane Funds Advisors, LLC

Krane Funds Advisors, LLC (“Krane”) serves as the investment adviser for each series of the Trust. The principal address of Krane is 280 Park Avenue, 32nd Floor, New York, New York 10017. Krane is an investment adviser registered under the Investment Advisers Act of 1940.

Information as to any business, profession, vocation or employment of a substantial nature engaged in by the officers, directors and partners of Krane during the past two years is incorporated by reference to its Form ADV filed with the SEC (SEC File No. 801-77589).

Bosera Asset Management (International) Co., Ltd.

Bosera Asset Management (International) Co., Ltd. (“Bosera”) serves as the investment sub-adviser for the Trust’s KraneShares Bosera MSCI China A 50 Connect Index ETF and KraneShares China Technology & Semiconductor STAR 50 Index ETF. The principal address of Bosera is Suite 4109, Jardine House, One Connaught Place, Central, Hong Kong. Bosera is an investment adviser registered under the Investment Advisers Act of 1940.

Information as to any business, profession, vocation or employment of a substantial nature engaged in by the officers, directors and partners of Bosera during the past two years is incorporated by reference to its Form ADV filed with the SEC (SEC File No. 801-78507).

Quadratic Capital Management LLC

Quadratic Capital Management LLC (“Quadratic”) serves as the investment sub-adviser for the Trust’s Quadratic Interest Rate Volatility and Inflation Hedge ETF and Quadratic Deflation ETF. The principal address of Quadratic is 39 Lewis Street, 4th Floor, Greenwich, Connecticut 06830. Quadratic is an investment adviser registered under the Investment Advisers Act of 1940.

Information as to any business, profession, vocation or employment of a substantial nature engaged in by the officers, directors and partners of Quadratic during the past two years is incorporated by reference to its Form ADV filed with the SEC (SEC File No. 801-106485).

Climate Finance Partners LLC

Climate Finance Partners LLC (“Climate Finance”) serves as the investment sub-adviser for the Trust’s KraneShares Global Carbon Strategy ETF and KraneShares California Carbon Allowance Strategy ETF. The principal address of Climate Finance is 1000 N. West Street, Suite 1200, Wilmington, Delaware 19801. Climate Finance is an investment adviser registered under the Investment Advisers Act of 1940.

Information as to any business, profession, vocation or employment of a substantial nature engaged in by the officers, directors and partners of Climate Finance during the past two years is incorporated by reference to its Form ADV filed with the SEC (SEC File No. 801-117593).

Mount Lucas Index Advisers, LLC

Mount Lucas Index Advisers, LLC (“MLIA”) serves as the investment sub-adviser for the Trust’s KraneShares Mount Lucas Managed Futures Index Strategy ETF. The principal address of MLIA is 405 State Street, Newtown, Pennsylvania, 18940. MLIA is an investment adviser registered under the Investment Advisers Act of 1940.

Information as to any business, profession, vocation or employment of a substantial nature engaged in by the officers, directors and partners of MLIA during the past two years is incorporated by reference to its Form ADV filed with the SEC (SEC File No. 801-119730).

Amova Asset Management Americas Inc.

Amova Asset Management Americas Inc. (“Amova”) serves as the investment sub-adviser for the Trust’s KraneShares Asia Pacific High Income USD Bond ETF. The principal address of Amova is 605 Third Avenue, 38th Floor, New York, NY, 10158. Amova is an investment adviser registered under the Investment Advisers Act of 1940.

Information as to any business, profession, vocation or employment of a substantial nature engaged in by the officers, directors and partners of Amova during the past two years is incorporated by reference to its Form ADV filed with the SEC (SEC File No. 801-60881).

Worldline Capital Pte. Ltd.

Worldline Capital Pte. Ltd. (“Worldline”) serves as the investment sub-adviser for the Trust’s KraneShares Public-Private AI & Technology ETF and KraneShares Actuator ETF. The principal address of Worldline is 1523 Nexxus Building, Connaught Road, Central, Hong Kong.

Information as to any business, profession, vocation or employment of a substantial nature engaged in by the officers, directors and partners of Worldline during the past two years is incorporated by reference to its Form ADV filed with the SEC (SEC File No. 801-136755).

Numeric Investors LLC

Numeric Investors LLC (“Numeric”) serves as the investment sub-adviser for the Trust’s KraneShares Man Buyout Beta Index ETF. The principal address of Numeric is 200 Pier 4 Boulevard, 5th Floor, Boston, Massachusetts 02210. Numeric is an investment adviser registered under the Investment Advisers Act of 1940.

Information as to any business, profession, vocation or employment of a substantial nature engaged in by the officers, directors and partners of Numeric during the past two years is incorporated by reference to its Form ADV filed with the SEC (SEC File No. 801-63276).

Wahed Invest LLC

Wahed Invest LLC (“Wahed”) serves as the investment sub-adviser for the Trust’s KraneShares Wahed Alternative Income Index ETF. The principal address of Wahed is 27 East 28th Street, 8th Floor, New York, New York 10016. Wahed is an investment adviser registered under the Investment Advisers Act of 1940.

Information as to any business, profession, vocation or employment of a substantial nature engaged in by the officers, directors and partners of Wahed during the past two years is incorporated by reference to its Form ADV filed with the SEC (SEC File No. 801-106499).

Dragon Capital Management (HK) Limited

Dragon Capital Management (HK) Limited (“Dragon Capital”) serves as the investment sub-adviser for the Trust’s KraneShares Dragon Capital Growth of Vietnam Index ETF. The principal address of Dragon Capital is Unit 2406, 24/F, 9 Queen’s Road, Central, Hong Kong.

Information as to any business, profession, vocation or employment of a substantial nature engaged in by the officers, directors and partners of Dragon Capital during the past two years is incorporated by reference to its Form ADV filed with the SEC (SEC File No. 801-132130).

Hedgeye Asset Management, LLC

Hedgeye Asset Management, LLC (“Hedgeye”) serves as the investment sub-adviser for the Trust’s KraneShares Hedgeye Hedged Equity Index ETF. The principal address of Hedgeye is 605 Third Avenue, 38th Floor, New York, NY 10158.

Information as to any business, profession, vocation or employment of a substantial nature engaged in by the officers, directors and partners of Dragon Capital during the past two years is incorporated by reference to its Form ADV filed with the SEC (SEC File No. 801-132720).

Item 32.	Principal Underwriters

(a)	Registrant’s distributor, SEI Investments Distribution Co. (the “Distributor”), acts as distributor for:

SEI Daily Income Trust	July 15, 1982
SEI Tax Exempt Trust	December 3, 1982
SEI Institutional Managed Trust	January 22, 1987
SEI Institutional International Trust	August 30, 1988
The Advisors’ Inner Circle Fund	November 14, 1991
The Advisors’ Inner Circle Fund II	January 28, 1993
Bishop Street Funds	January 27, 1995
SEI Asset Allocation Trust	April 1, 1996
SEI Institutional Investments Trust	June 14, 1996
City National Rochdale Funds (f/k/a CNI Charter Funds)	April 1, 1999
Causeway Capital Management Trust	September 20, 2001
SEI Offshore Opportunity Fund II, Ltd.	September 1, 2005
ProShares Trust	November 14, 2005
Community Capital Trust (f/k/a Community Reinvestment Act Qualified Investment Fund)	January 8, 2007
SEI Offshore Advanced Strategy Series SPC	July 31, 2007
SEI Structured Credit Fund, LP	July 31, 2007
Global X Funds	October 24, 2008
ProShares Trust II	November 17, 2008
SEI Special Situations Fund, Ltd.	July 1, 2009
Exchange Traded Concepts Trust (f/k/a FaithShares Trust)	August 7, 2009
Schwab Strategic Trust	October 12, 2009
RiverPark Funds Trust	September 8, 2010
Adviser Managed Trust	December 10, 2010
SEI Core Property Fund, LP	January 1, 2011
New Covenant Funds	March 23, 2012
KraneShares Trust	December 18, 2012
The Advisors’ Inner Circle Fund III	February 12, 2014
SEI Catholic Values Trust	March 24, 2015
SEI Hedge Fund SPC	June 26, 2015
SEI Energy Debt Fund, LP	June 30, 2015
Gallery Trust	January 8, 2016
City National Rochdale Select Strategies Fund	March 1, 2017
City National Rochdale Strategic Credit Fund	May 16, 2018
Symmetry Panoramic Trust	July 23, 2018
Frost Family of Funds	May 31, 2019
SEI Vista Fund, Ltd.	January 20, 2021
Wilshire Private Assets Fund	March 22, 2021
Catholic Responsible Investments Funds	November 17, 2021
SEI Exchange Traded Funds	May 18, 2022
SEI Global Private Assets VI, L.P.	July 29, 2022
Quaker Investment Trust	June 8, 2023
SEI Alternative Income Fund	September 1, 2023
Global X Venture Fund	March 12, 2025

The Distributor provides numerous financial services to investment managers, pension plan sponsors, and bank trust departments. These services include portfolio evaluation, performance measurement and consulting services (“Funds Evaluation”) and automated execution, clearing and settlement of securities transactions (“MarketLink”).

(b)	Furnish the Information required by the following table with respect to each director, officer or partner of each principal underwriter named in the answer to Item 20 of Part B. Unless otherwise noted, the business address of each director or officer is Oaks, PA 19456.

Name	Position and Office with Underwriter	Positions and Offices with Registrant
Robert Hum	President, Chief Executive Officer & Director	–
Heather Corkery	Director
Gabriel Garcia	Director
John C. Munch	General Counsel & Secretary	–
Jason McGhin	Vice President & Chief Operations Officer	–
John P. Coary	Vice President, Chief Financial Officer & Treasurer	–
Jennifer H. Campisi	Chief Compliance Officer, Assistant Secretary & Anti-Money Laundering Officer	–
William M. Martin	Vice President	–
Christopher Rowan	Vice President	–
Judith A. Rager	Vice President	–
Gary Michael Reese	Vice President	–

(c)	There were no commissions or other compensation received, directly or indirectly, from the Fund for the last fiscal year by each principal underwriter who is not an affiliated person of the Fund or any affiliated person of an affiliated person.

Item 33.	Location of Accounts and Records

Books or other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, and the rules promulgated thereunder, are maintained as follows:

Registrant:

c/o Krane Funds Advisors, LLC

280 Park Avenue, 32nd Floor

New York, New York 10017

Adviser:

Krane Funds Advisors, LLC

280 Park Avenue, 32nd Floor

New York, New York 10017

Sub-Advisers:

Bosera Asset Management (International) Co., Ltd.

Suite 4109

Jardine House

One Connaught Place

Central, Hong Kong

Quadratic Capital Management LLC

39 Lewis Street, 4th Floor

Greenwich, Connecticut 06830

Climate Finance Partners LLC

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

Mount Lucas Index Advisers LLC

405 South State Street

Newtown, Pennsylvania, 18940

Amova Asset Management Americas Inc.

605 Third Avenue, 38th Floor

New York, New York, 10158

Worldline Capital Pte. Ltd.

1523 Nexxus Building, Connaught Road

Central, Hong Kong

Numeric Investors LLC

200 Pier 4 Boulevard, 5th Floor

Boston, Massachusetts 02210

Wahed Invest LLC

27 East 28th Street, 8th Floor

New York, New York 10016

Dragon Capital Management (HK) Limited

Unit 2406, 24/F, 9 Queen’s Road

Central, Hong Kong

Hedgeye Asset Management, LLC

1 High Ridge Park, 3rd Floor

Stamford, CT 06905

Administrator:

SEI Investments Global Funds Services

1 Freedom Valley Drive

Oaks, Pennsylvania 19456

Distributor:

SEI Investments Distribution Co.

1 Freedom Valley Drive

Oaks, Pennsylvania 19456

Item 34.	Management Services

Not Applicable.

Item 35.	Undertakings

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this Registration Statement under Rule 485(b) under the Securities Act and has duly caused this Post-Effective Amendment No. 502 to the Registrant’s Registration Statement (File Nos. 333-180870 and 811-22698) to be signed on its behalf by the undersigned, duly authorized, in the City of New York, State of New York on this 8th day of October, 2026.

KraneShares Trust

/s/ Jonathan Krane
Jonathan Krane
Trustee, Principal Executive Officer and
Principal Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacity and on the date indicated.

Signature	Title	Date

/s/ Jonathan Krane	Trustee, Principal Executive Officer and	October 8, 2026
Jonathan Krane	Principal Financial Officer

*	Trustee	October 8, 2026
Luis Berruga

*	Trustee	October 8, 2026
John Ferguson

*	Trustee	October 8, 2026
Matthew Stroyman

*/s/ Stacy L. Fuller
Stacy L. Fuller

*	Attorney-in-Fact pursuant to powers of attorney dated May 19, 2026.